EXHIBIT 99.1

Contact:	Gary Smith
Vice-President &
Chief Financial Officer
(205) 942-4292

HIBBETT REVISES EXPECTATIONS FOR FOURTH QUARTER

BIRMINGHAM, Ala. (January 14, 2008) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced it has revised expectations for the fiscal fourth quarter.

For the 13-week period ending February 2, 2008, the Company expects to report a mid-single-digit comparable store sales decrease on a fiscal basis and on a comparable store, comparable week basis.  Earnings per diluted share for the fiscal fourth quarter is expected to be approximately $0.20 to $0.26 compared with $0.39 in the prior-year 14-week period.  The Company expects to open 43 new stores in the fourth quarter which would bring the store total to 692 by fiscal year end.

The Company had previously expected to report earnings per diluted share of $0.36 to $0.44 with a low-single-digit comparable store sales increase on a calendar basis and a mid-single-digit increase in comparable store sales on a fiscal basis.

Comparable store sales data on a fiscal basis reflects sales for our Hibbett Sports and Sports Additions stores open through the 13-week period ending February 2, 2008 and January 27, 2007.  Comparable store sales data on a calendar basis reflects sales for our Hibbett Sports and Sports Additions stores open through the 13-week period ending February 2, 2008 and February 3, 2007.

The Company expects to report complete results for the fourth quarter and its initial outlook for fiscal 2009 on March 13, 2008, with its regularly scheduled conference call to follow at 10:00 am ET on March 14, 2008.

Mickey Newsome, Chairman and Chief Executive Officer, stated “Decreased traffic throughout the quarter due to the lack of a “hot” trend or product technology, as well as the weak economic environment, have caused us to readjust our expectations for the fourth quarter.  While we are disappointed with our performance, our inventory is well-positioned for the spring selling season.”

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and the lower Midwest.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding sales (including comparable store sales), earnings expectations and store opening projections.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 4, 2007 and our most recent prospectus supplement filed May 2, 2003.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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